UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 12, 2010 (February 8, 2010)

Industrial Income Trust Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-159445	27-0477259
(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 228-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2010, Industrial Income Trust Inc. (the “Company”) entered into an Amended and Restated Limited Partnership Agreement (the “Amended and Restated OP Agreement”) of Industrial Income Operating Partnership LP, by and among the Company, as general partner, and the limited partner thereto. The Amended and Restated OP Agreement has been amended to modify Section 8.7(b) (Redemption of Special Partnership Units upon a Termination Event or Liquidity Event) to provide that in connection with the termination or nonrenewal of the Advisory Agreement other than for “cause,” any payment upon repurchase of the special partnership units shall be made in the form of a promissory note and not cash, which promissory note shall be payable in 12 equal quarterly installments and shall bear interest on the unpaid balance at a rate determined by the Company’s board of directors to be fair and reasonable; provided, however, that no payment will be made in any quarter in which such payments would impair the Company’s capital or jeopardize the Company’s REIT status, in which case any such payment or payments may be delayed until the next quarter in which payment would not impair the Company’s capital or jeopardize the Company’s REIT status; and provided, further, that payment of the outstanding balance on any promissory note and all interest due on such note shall be accelerated upon the occurrence of a Liquidity Event (as defined in the Amended and Restated OP Agreement).

The foregoing description of the amendments reflected in the Amended and Restated OP Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated OP Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2010, the Company filed its Second Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, which were effective upon filing. The Second Articles of Amendment and Restatement were approved by the Company’s board of directors and the Company’s stockholders on February 8, 2010.

The Second Articles of Amendment and Restatement (i) modify the definition of “Independent Director” set forth in Article V, and (ii) revise Section 9.7 (Operating Partnership Interests) of Article IX to reflect the changes to the Amended and Restated OP Agreement described under Item 1.01 above.

The foregoing description of the amendments reflected in the Second Articles of Amendment and Restatement does not purport to be complete and is qualified in its entirety by reference to the Second Articles of Amendment and Restatement, filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 8, 2010, the board of directors of the Company authorized a quarterly cash distribution of $0.15625 per share of common stock to all common stockholders of record as of the close of business on each day commencing on the date that the Company meets the minimum offering requirements in connection with the Company’s initial public offering of common stock and ending on the last day of the quarter in which the minimum offering requirements are met (the “Initial Quarter”). Such distributions for the Initial Quarter will paid on a date determined by us that is no later than the 15th day following the last day of the first calendar quarter after the Initial Quarter. To the extent that the minimum offering requirements are met on or before March 31, 2010, the Company also will pay a quarterly cash distribution of $0.15625 per share of common stock for the quarterly period ending June 30, 2010 to all common stockholders of record as of the close of business on each day of such quarter. Distributions will be calculated based on the number of days each stockholder has been a stockholder of record. Some or all of these distributions may be paid by the Company from sources other than cash flow from operations, such as cash flows from financing activities, which may include borrowings, cash resulting from a waiver or deferral of fees, and proceeds of the offering; provided that proceeds from the offering may be used only for a period of up to one year after the Company meets the minimum offering requirements. Distributions for stockholders participating in the Company’s Distribution Reinvestment Plan will be reinvested into shares of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Second Articles of Amendment and Restatement of the Company, dated February 9, 2010.

10.1	Amended and Restated Limited Partnership Agreement of Industrial Income Operating Partnership LP, dated February 9, 2010, by and among the Company, as general partner, and the Limited Partner thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

February 12, 2010	By:	/s/ Evan H. Zucker
Name: Evan H. Zucker
Title: President

Exhibit Index

Exhibit No.	Description

3.1	Second Articles of Amendment and Restatement of the Company, dated February 9, 2010

10.1	Amended and Restated Limited Partnership Agreement of Industrial Income Operating Partnership LP, dated February 9, 2010, by and among the Company, as general partner, and the Limited Partner thereto